ADDENDUM TO SUB-ADVISORY AGREEMENT
                        BETWEEN TOUCHSTONE ADVISORS, INC.
                 AND WESTFIELD CAPITAL MANAGEMENT COMPANY, L.P.

                      TOUCHSTONE GROWTH OPPORTUNITIES FUND
                           TOUCHSTONE STRATEGIC TRUST

      This Addendum is entered into as of March 1, 2011 by and between Touchstone Advisors, Inc. (the "Advisor") and Westfield Capital Management Company, L.P. (the "Sub-Advisor").

      WHEREAS, the Advisor and the Sub-Advisor entered into a Sub-Advisory Agreement dated as of May 15, 2008 (the "Sub-Advisory Agreement"); and

      WHEREAS, the Advisor and the Sub-Advisor wish to enter into this Addendum to the Sub-Advisory Agreement in order to change the compensation to the Sub-Advisor for the services to be provided to the Touchstone Growth Opportunities Fund (the "Fund"), a series of Touchstone Strategic Trust;

      NOW, THEREFORE, it is agreed by and between the parties that Section 3.a. of the Sub-Advisory Agreement containing the sub-advisory fee rate payable to the Sub-Adviser be amended as of the date of this Agreement as provided below to reflect the revised compensation payable on behalf of the Fund:

      3.a. As compensation for the services to be rendered and duties undertaken hereunder by the Sub-Advisor, the Advisor will pay to the Sub-Advisor a monthly fee equal on an annual basis to ______, without regard to any total expense limitation of the Trust or the Advisor. Such fee shall be computed and accrued daily. If the Sub-Advisor serves in such capacity for less than the whole of any period specified in this Section 3a, the compensation to the Sub-Advisor shall be prorated. For purposes of calculating the Sub-Advisor's fee, the daily value of the Fund Assets shall be computed by the same method as the Trust uses to compute the net asset value of the Fund for purposes of purchases and redemptions of shares thereof.

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      IN WITNESS WHEREOF, each of the parties hereto has caused this Addendum to be duly executed and delivered in its name and on its behalf by their respective officers thereunto duly authorized, all as of the day and year first above written.

TOUCHSTONE ADVISORS, INC.             WESTFIELD CAPITAL MANAGEMENT COMPANY, L.P.


By:          /s/ Brian Hirsch         By:          /s/ Karon A. DiGravio
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Print Name:                           Print Name:
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Print Title: SVP                      Print Title: Partner, CIO, CCO
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Date:        02/18/11                 Date:        02/23/11
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